CONSENT OF EXPERT

We hereby consent to the use and reference to our name and reports evaluating Berkley Resources Inc.'s (the "Company") oil and gas reserves as of December 31, 2006 and the information described or incorporated by reference in the Company's Annual Report on Form 20-F for the year ended December 31, 2006.

Dated: July 13, 2007                                                                             AJM PETROLEUM CONSULTANTS

/s/ Lynn Kis
Lynn Kis, P. Eng.
Vice President